Consent of Independent Auditors



The Board of Directors
Delta Petroleum Corporation:


We consent to the incorporation by reference in the registration statement No. 33-87106 on Form S-8 of Delta Petroleum Corporation of our report dated September 18, 1998 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders equity, and cash flows for the years then ended which report appears in the June 30, 1998 Annual Report on Form 10-KSB of Delta Petroleum Corporation.

                                              s/KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP


Denver, Colorado
November 23, 1998